EXHIBIT 10.11

Separation Agreement

Parties. The parties of this Separation Agreement (“Agreement”) dated November 17, 2016 are:

(a)	Lynn Hopkins (“Executive”); and

(b)	PacWest Bancorp (“Company”).

Recitals.
WHEREAS, Executive serves the Company as its Chief Accounting Officer;
WHEREAS, Executive and the Company have agreed that the Executive will separate from the Company no later than February 28, 2017 (the actual date of separation shall be the “Separation Date”) and on the Separation Date the Executive will resign from all positions with the Company, and all of its respective directly and indirectly owned subsidiaries and affiliates, including all employment, committee, officer and board of directors and other positions; and
WHEREAS, Executive and the Company have agreed that her employment with the Company will end on the Separation Date.
NOW, THEREFORE, for and in consideration of the release, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, and intending to be legally bound, Executive and Company agree as follows:

1.
Termination of Employment; Termination of Officer and Director Positions. Subject to Executive’s performance of her obligations to work diligently, professionally and in the interest of the Company, in all cases from the date of the Agreement to the Separation Date, the parties agree that Executive’s employment with the Company will terminate effective of the close of business on the Separation Date. The parties agree that, effective as of the Separation Date, Executive hereby resigns as an officer and from all positions with, the Company and all of its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), including all committee, employee, officer and board of directors and other positions.

2.
Separation Payments. The Company will pay Executive (i) her base salary through the Separation Date to the extent not theretofore paid; (ii) any amounts or benefits owing to Executive or to her beneficiaries under the current pension and welfare benefit plans of the Company; and (iii) any amounts owing to Executive for reimbursement of expenses properly incurred by Executive prior to the Separation Date and which are reimbursable in accordance with the Company’s policy; all in a lump sum in cash within two (2) business days of the Separation Date or such later date as such payments may be due under the terms of the applicable plan, program or arrangement. Executive will not be eligible to participate in any cash incentive bonus plan for 2017.

In addition, subject to the execution and non-revocation of the General Release and Waiver of Claims attached hereto as Exhibit A (the “General Release”) and to the other terms of this Agreement, Executive shall be entitled to the following:

a.
Severance. Within three (3) business days of the Release Effective Date of the Agreement (as defined below), the Company will pay Executive a cash lump sum in an amount equal to One Million Two Hundred and Forty Four thousand dollars ($1,244,000).

b.
2016 Cash Incentive Bonus. Within three (3) business days of the Release Effective Date of the Agreement the Company will pay Executive Two Hundred and Ten Thousand dollars ($210,000) (the payments under Paragraphs 2(a)-(b), collectively the “Severance Payments”).

c.
Benefits Continuation. Executive and her covered dependents shall be entitled to continued participation, to the extent Executive and her eligible dependents were participating immediately prior to the Separation Date, in various benefits, including but not limited to medical, dental, hospitalization, long-term care, disability and life insurance (collectively defined as “Benefits”). Such Benefits shall be on the same terms and conditions as applicable to others employees of the Company. Such Benefits shall continue until the earlier of 24 months following the Separation Date or the date Executive becomes eligible for comparable benefits elsewhere (and Executive will be obligated to promptly inform the Company if Executive becomes eligible for such coverage). The Benefits will be provided directly by the Company or pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to the extent applicable under COBRA provided, however, if such Benefits cannot be provided directly by the Company or pursuant to COBRA, then the Company will pay Executive the amount on an after-tax basis equal to the employer paid portions of the Company premiums for the subsequent period.

d.	Equity Awards. Executive will forfeit all unvested equity awards on the Separation Date.
Executive will only be entitled to receive the benefits in Paragraph 2(a)-(c) above if Executive signs the General Release and does not revoke any part of the General Release within the 7-day revocation period described below.

3.
General Release and Waiver of Claims. In consideration for and contingent upon Executive’s receipt of the payments and benefits set forth in Section 2(a)-(c) above, Executive shall execute and deliver the General Release within twenty-one (21) days of the Separation Date. The payments and benefits set for in Section 2(a)-(c) above will be forfeited, if Executive fails to execute and deliver the General Release within the time period provided in this Section 3 or revokes the General Release. The Release Effective Date shall be the 8th day after the Executive signs and returns the General Release to the Company, provided that the Executive does not revoke any part of the General Release within the 7-day revocation period.

4.
Non-Disclosure. Executive agrees and acknowledges that in the performance of her duties, she previously had, and may in the future have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and has been and/or will be disclosed to you in confidence. By Executive’s acceptance of the Severance Payment, she shall be deemed to have acknowledged that the Confidential Material constitutes propriety information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances to maintain its secrecy. Except in the performance of her duties to the Company, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material that (i) has been publicly disclosed or was within her possession prior to its being furnished to Executive by the Company or becomes available to Executive on a nonconfidential basis from a third party (in any of such cases, not due to a breach by Executive or her obligations to the Company or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which Executive knows or reasonably should know), (ii) is required to be disclosed by Executive pursuant to applicable law, and Executive provides notice to the Company of such requirement as promptly as possible, or (iii) was independently acquired or developed by Executive without violating any of the obligations under this Agreement and without relying on Confidential Material of the Company. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon the Separation Date, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in her possession or under her control. The obligations in this section will continue to apply in perpetuity after the Separation Date; provided, that, Executive may disclose confidential or proprietary information of the Company to the extent required by law or by any court, arbitrator, or administrative or governmental body, or as reasonably necessary in any legal, arbitration, administrative or governmental proceeding. Executive affirms that such provisions are not unduly burdensome to Executive and are reasonably necessary to protect the legitimate interests of the Company.

5.
Nonsolicitation of Employees By Executive’s acceptance of the Severance Payment, Executive agrees that, for a period of two (2) years following the Separation Date neither Executive nor any person or entity in which Executive has an interest shall solicit any person who was employed on the Separation Date (or was employed within the six month period prior to the Separation Date by the Company or any of its Subsidiaries, to leave the employ of the Company or any of its Subsidiaries. Nothing in this Section 5, however, shall prohibit Executive or any Person or entity in which Executive has an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement. For purposes of this Section 5, Executive shall not be deemed to have an interest in any corporation whose stock is publicly traded merely because Executive is the owner of not more than two percent (2%) of the outstanding shares of any class of stock of such corporation, provided Executive has no active participation in the business of such corporation (other than voting stock) and Executive does not provide services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

6.
Cooperation and Representation. Executive agrees to, during the ninety (90) days after the Separation Date, reasonably cooperate with the Company and its affiliates and their respective directors, officers, attorneys and experts, and take all actions the Company may reasonably request, to assist in the orderly transition of Executive’s pending work to other officers or employees of the Company as may be designated by the Company. Such requests shall take into account any of the Executive’s personal and business commitments. Executive shall be paid for all time expended in such cooperation at a rate not to exceed $200.00 an hour and she shall be reimbursed for any reasonable expenses incurred in connection with such cooperation within thirty (30) days of providing an invoice to the Company.

7.	Other Terms.
(a)Breach. Executive agrees and acknowledges that should she violate any term of this Agreement, the amount of damages that the Company would suffer as a result of such violation would be difficult to ascertain and money damages will not afford the Company an adequate remedy. Executive further agrees and acknowledges that in the event of her material breach of any material term of this Agreement, the Company’s obligation to provide Executive with any payments or benefits pursuant to Paragraph 2(a)-(c) of this Agreement will immediately cease, and the Company will be entitled to recover monetary damages and obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

(b)Additional Representations and Nondisclosure. Executive acknowledges that she has not relied on any representations or statements not set forth in this Agreement. Except to the extent publicly disclosed by the Company or its representatives, Executive will not disclose the contents or substance of this Agreement to anyone except her immediate family, financial advisors or accountants and any tax, legal or other counsel that she has consulted regarding the meaning or effect hereof, and she will instruct each of the foregoing not to disclose the same; provided, that she may disclose the contents or substance of this Agreement to the extent required by law or by any court, arbitrator, or administrative or governmental body or to the extent appropriate in connection with any dispute over this Agreement or otherwise involving Executive and the Company. Any such disclosure by any member of Executive’s immediate family, her financial advisors or accountants or any of her tax, legal or other counsel will be regarded as a breach of this Paragraph 7(b) by Executive, and Executive will be fully responsible for any such breach. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s right to provide truthful information to any governmental entity or prohibit you from bring a charge with (or participating in an investigation by) a governmental entity (and you are permitted to receive a monetary recovery in connection with such a charge).
(c)Non-disparagement. Executive agrees that she will not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company or any other entity or person within the Company, any of her affairs or operations, or the reputations of any of her past or present officers, directors, agents, representatives or employees. The Company’s Board of Directors will not make any formal statement and will instruct the Company’s Executive Officers not to make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) Executive. This Paragraph 7(c) shall not be violated by making any truthful statement to the extent required by law or by any court, arbitrator, or administrative or governmental body or to the extent appropriate in connection with any dispute over this Agreement or otherwise involving Executive and the Company.
(d)Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the other Released Parties or by Executive.
(e)Entire Understanding. This Agreement sets forth the entire agreement between Executive and the Company regarding her termination of employment and other service relationships with the Company, and supersedes any other severance, separation and/or employment agreements between Executive and the Company.
(f)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State. If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions will be construed as if the invalid or unenforceable provision had not been included.
(g)Severability; Counterparts. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision. If any provision of this Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

(h)Section 409A of the Code. It is the parties’ intent that the payments and benefits provided under this Agreement be exempt from the definition of “non-qualified deferred compensation” within the meaning of Section 409A of the Code, and the Agreement shall be interpreted accordingly. To the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” then this Agreement is intended to comply with Section 409A of the Code and the Agreement shall be interpreted accordingly. In this regard each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. If and to the extent that any payment or benefit is determined by the Company (a) to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and (b) such payment or benefit must be delayed for six (6) months from her date of termination (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause Executive to incur any additional tax under Section 409A of the Code, then the Company will delay making any such payment or providing such benefit until the expiration of such six (6)-month period (or, if earlier, her death).
(i)Executive agrees to return all Company property and any confidential information and proprietary data (regardless of the medium in which it is memorialized), provided, that the Company agrees that Executive are permitted to retain copies of materials relating to her compensation and otherwise containing data reasonably needed for tax purposes.
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To indicate your agreement with the foregoing, please sign and return this Agreement to Kori Ogrosky at kogrosky@pacwestbancorp.com.
Very truly yours,
By:        /s/ Kori Ogrosky
Name: Kori Ogrosky
Title: EVP, General Counsel

Accepted and Agreed:
/s/ Lynn M. Hopkins
Name:    Lynn M. Hopkins

Exhibit A

GENERAL RELEASE AND WAIVER
OF CLAIMS AGREEMENT (HEREIN, “AGREEMENT”)

PacWest Bancorp (the “Corporation”) and Lynn M. Hopkins (“Executive”) agree as follows:
1.Executive hereby represents that she has not filed any action, complaint, charge, grievance or arbitration against the Corporation or any of its affiliates in connection with any matters relating, directly or indirectly, to her employment, and covenants and agrees not to file any such action, complaint or arbitration or commence any other judicial or arbitral proceedings against the Corporation or any of its affiliates with respect to events occurring prior to the termination of her employment with the Corporation or any affiliates thereof.
2.    General Release. Effective as of the Effective Date (as defined below), Executive agrees not to sue or file any action, claim, or lawsuit against the Corporation, agrees not to pursue, seek to recover or recover any alleged damages, seek to obtain or obtain any other form of relief or remedy with respect to, and cause the dismissal or withdrawal of, any lawsuit, action, claim, or charge against the Corporation, and Executive agrees to waive all claims and release and forever discharge the Corporation, its officers, directors, subsidiaries, affiliates, parents, attorneys, shareholders and employees from any claims, demands, actions, causes of action or liabilities for compensatory damages or any other relief or remedy, and obligations of any kind or nature whatsoever, based on any matter, cause or thing, relating in any way, directly or indirectly, to her employment, from the beginning of time through the Effective Date of this Agreement, whether known or unknown, fixed or contingent, liquidated or unliquidated, and whether arising from tort, statute, or contract, including, but not limited to, any claims arising under or pursuant to: (i) claims under any state (including, without limitation, California, or any other state where Executive worked for the Corporation) or federal employment related statute, regulation or executive order (including but not limited to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Sarbanes-Oxley Act of 2002, the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (including any similar state statute), 29 U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.), fair employment practices, federal or state “whistleblower” statutes, or other employment related statute, regulation or executive order (as they may have been amended through the date on which Executive signs this Release Agreement); (ii) claims under any state or federal common law theory; (iii) regulations, rules, or common law for breach of contract; breach of the covenant of good faith and fair dealing; wrongful discharge; termination in violation of public policy; employment discrimination, harassment, or retaliation; infliction of emotional distress; negligence; defamation; and fraud; and (iv) claims for continued pay and benefits, non-payment of wages or benefits, unvested stock options or incentive compensation (including, but not limited to, claims for unvested equity awards) or reinstatement to employment of any kind or description whatsoever; and (v) any other claim arising under state, federal or local law; provided, however, that this Section 5 shall not release (a) any claim for breach of the Separation Agreement , (b) any claim for vested accrued benefits to which Executive is entitled under the Corporation’s retirement and welfare benefit plans and programs, (c) Executive’s rights as a stockholder of the Corporation or (d) any rights for indemnification or contribution under the

Corporation’s certificate of incorporation or by-laws or equivalent governing documents of the Corporation and its affiliates or any rights to insurance coverage under any directors’ and officers’ liability insurance or fiduciary insurance policy. It is the intention of the parties to make this release as broad and as general as the law permits (subject to the preceding proviso).
3.    Executive acknowledges that she may later discover facts different from or in addition to those which she knows or believes to be true now, and she agrees that, in such event, this Agreement shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts. Executive hereby acknowledges that she is familiar with the provisions of California Civil Code Section 1542 and that she expressly waives and relinquishes any and all rights or benefits she may have under said Section 1542, to the full extent permitted by law. Section 1542 states:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
4.    Executive agrees that, without limiting the Corporation’s remedies, should she commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any obligation in this Agreement, the Corporation shall not be required to make any Severance Payments under the Separation Agreement and shall be entitled to recover all Severance Payments already made by it thereunder (including interest thereon), in addition to all damages, attorneys’ fees and costs the Corporation incurs in connection with Executive’s breach of this Agreement or the Separation Agreement. Executive further agrees that the Corporation shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that her violation or breach of any obligation of this Agreement shall forever release and discharge the Corporation from the performance of its obligations arising from this Agreement.
5.    Executive has been advised and acknowledges that she has been given twenty-one (21) days to sign this Agreement, she has seven (7) days following her signing of this Agreement to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”).
6.    Executive acknowledges that Executive has been advised hereby to consult with, and has consulted with, an attorney of her choice prior to signing this Agreement.
7.    Executive acknowledges that Executive has fully read this Agreement, understands the contents of this Agreement, and agrees to its terms and conditions of her own free will, knowingly and voluntarily, and without any duress or coercion.
8.    Executive understands that this Agreement includes a final general release and that Executive can make no further claims against the Corporation or the persons listed in Section 2 of this Agreement relating in any way, directly or indirectly, to her employment or termination of her employment.
9.    Executive acknowledges that Executive is receiving adequate consideration (that is in addition to what Executive is otherwise entitled to) for signing this Agreement.

10.    This Agreement and the Separation Agreement constitute the complete understanding between Executive and the Corporation regarding the subject matter hereof and thereof. No other promises or agreements regarding the subject matter hereof and thereof will be binding unless signed by Executive and the Corporation.
11.    The parties to this Agreement agree that nothing in this Agreement or the Separation Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.
12.    In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
13.    The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
14.    Unless expressly specified elsewhere in this Agreement, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California without reference to the principles of conflict of law.
15.    This Agreement may be executed in one or more counterparts.
IN WITNESS WHEREOF, Executive has signed this Agreement on this ____ day of [MONTH], 2016.

Lynn M. Hopkins

Accepted and Agreed:
PACWEST BANCORP
By:
Name:
Title: